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                                                                   EXHIBIT 10.36

                            REIMBURSEMENT AGREEMENT


     THIS REIMBURSEMENT AGREEMENT (this "Agreement") is entered into effective as of March 1, 2001, by and between Vyyo Inc., a Delaware corporation (the "Corporation"), and John O'Connell ("O'Connell").

     WHEREAS, the parties hereto have entered into a Loan and Pledge Agreement dated as of December 4, 2000, and amended as of March 1, 2001 (as so amended, the "Loan Agreement"), and in connection therewith O'Connell has issued a promissory note dated December 4, 2000 to the Corporation (the "Note"); and

     WHEREAS, in consideration of the Loan Agreement and the Note, the parties desire to enter into this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. The Corporation hereby agrees that it shall reimburse O'Connell up to $500,000 for any net United States (federal) and California income tax liability incurred by O'Connell as a direct result of either (i) the amendment of the Loan Agreement or (ii) the final settlement of the loan extended to O'Connell by the Corporation pursuant to the Loan Agreement and the Note, provided that at the time of such final settlement (i) O'Connell delivers and assigns to the Corporation all of the shares of the Corporation's common stock securing the Note and (ii) the market value of the shares securing the Note is not greater than the balance of the principal and interest then due under the Note. Subject to the above $500,000 limit, the Corporation shall also reimburse O'Connell for any net United States (federal) and California tax liability directly resulting from any of the above reimbursement payments to O'Connell pursuant to this Agreement.

     2. This Agreement, and all the terms hereof, shall inure to the benefit of and be binding upon the parties hereto and their respective successors, executors, administrators or assigns.

     3. This Agreement shall be governed by and construed in accordance with the laws of the state of California, applicable to contracts between California residents entered into and to be performed entirely within the state of California.

     4. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 1st day of March, 2001.


VYYO INC.                                    JOHN O'CONNELL



By:  /s/ Davidi Gilo                         /s/ John O'Connell
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Name:   Davidi Gilo
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Title:  Chairman of the Board
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